Exhibit 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117 phone: 410-581-8080 fax: 410-581-8088 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Reports Strong Second Quarter Revenue

and Earnings

Five Consecutive Quarters of Profitability

BALTIMORE, MARYLAND – February 14, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the recognized leader in design and engineering solutions, product lifecycle management, and facilities management, today announced earnings for its second quarter ended December 31, 2005, reporting its fifth consecutive quarter of profitability. The Company reported net income of $805,000, or $0.07 per share, for the three months ended December 31, 2005, compared with income of $9,000 for the same period in 2004. Total revenues for the quarter were approximately $9.5 million, a 16% increase over revenues for the second quarter of 2004.

The Company’s year-to-date improvement was even more impressive evidenced by a 25% growth in revenues between the six months ended December 31, 2005 and 2004. Year-to-date net income increased to $1,010,000 ($0.08 per share) in 2005 as compared with a net loss of $804,000 ($0.09 per share) in 2004.

“We continue to make improvements in all parts of our business and are very pleased with reporting our fifth consecutive quarter of profitability,” said Avatech CEO Scotty Walsh. “In addition to our healthy revenue growth, our profit margins have been increasing and the services side of our business continues to expand. We continue to invest in our growth and are very optimistic about the Company’s outlook for the future,” continued Walsh. “While we are currently ahead of the plan that we have developed for Avatech for this year, we fully expect to continue to grow both our revenues and our earnings through improved productivity, by reinforcing our industry-focused company alignment and by continuing our commitment to deliver outstanding products and service to our customers.”

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Avatech Q3 FY05 Earnings / Page 2

In addition to the profitable results that the Company has been experiencing, Avatech has recently opened a new office in Houston, Texas, embarked on an aggressive hiring plan to add new sales and technical personnel, and has completed a restructuring of its debt which will provide the capital necessary to continue to execute its growth strategy. “As one of the largest integrators of Autodesk products worldwide, we are taking advantage of the strong demand for our solutions while we are making the investments in our organization that we believe will pay off in the years to come,” added Walsh.

Avatech’s stock closed on Monday, February 13th at $2.05 per share, more than four times the $0.50 closing price on June 30, 2005, the Company’s fiscal year end.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

All brand names, product names, or trademarks belong to their respective holders.